EXHIBIT 3.6

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov	*150103*
Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:
THC Therapeutics, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SERIES B PREFERRED STOCK

RESOLVED, that pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company (the "Articles of Incorporation"), there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $.001 per share, of the Company authorized by the Articles of Incorporation (“Preferred Stock”), a series of Series B Preferred Stock, consisting of one hundred twenty thousand (120,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

SEE ATTACHED

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ Brandon Romanek

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	PRINT	Nevada Secretary of State Stock Designation Revised: 1-5-15

______________________________________

CERTIFICATE OF DESIGNATION

OF

THC THERAPEUTICS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES B PREFERRED STOCK

On behalf of THC Therapeutics, Inc., a Nevada corporation (the “Company”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Company (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company (the “Articles of Incorporation”), there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $.001 per share, of the Company authorized by the Articles of Incorporation (“Preferred Stock”), a series of Series B Preferred Stock, consisting of one hundred twenty thousand (120,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series B Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series B Preferred Stock.” The number of shares constituting the Series B Preferred Stock shall be 120,000 shares. Except as otherwise provided herein, the Series B Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the common stock, par value $0.001 per share (the “Common Stock”) and any previously issued classes of capital stock of the Company (the “Junior Securities”).

2. Dividends. The holders of shares of Series B Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Company (a “Liquidation”), whether voluntary or involuntary, the Holders of Series Preferred Stock shall be entitled to receive out of the assets of the Company, before any payment or distribution shall be made in respect of any Junior Securities, cash in an amount equal to $1.00 (the "Stated Value") for each one (1) share of Series B Convertible Preferred Stock plus an amount equal to all accrued but unpaid dividends thereon to the date of such payment. If upon the Liquidation, the assets to be distributed among the Holders of the Series B Convertible Preferred Stock are insufficient to permit the payment to such Holders of the full liquidation preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed pro rata among the Holders of the Series B Convertible Preferred Stock.

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(b) A sale of all or substantially all of the Company’s assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

(c) If upon any Liquidation, whether voluntary or involuntary, payment shall have been made to the Holders of Series B Convertible Preferred Stock of the full preferential amount to which they shall be entitled pursuant to Section 3(a) of this Designation, the entire remaining assets, if any, of the Company available for distribution to stockholders shall be distributed to the holders of Junior Securities or Common Stock, as the case may be.

(d) The Company shall give each Holder of Series B Preferred Convertible Stock written notice of any Liquidation not later than thirty (30) days prior to any meeting of stockholders to approve such Liquidation or, if no meeting is to be held, not later than forty-five (45) days prior to the date of such Liquidation.

4. Mandatory Conversion of Series B Preferred Stock.

(a) Mandatory Conversion: Conversion Rate. All shares of Series B Convertible Preferred Stock shall, on that date which is one ()) year from the date of issuance (the "Conversion Date"), be automatically converted to Common Stock of the Company at the Conversion Rate. The Conversion Rate, for each share of Series B Preferred Stock, shall be the Stated Value of $1.00 per share divided by the Market Price for the Company's Common Stock. "Market Price" means the Trading Price for the Company's common stock on the last Trading Day prior to the Conversion Date. "Trading Price" means the closing bid price reported on the electronic marketplace operated by OTC Markets, Inc., or, if the electronic marketplace operated by OTC Markets, Inc. is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Company and the Holder. "Trading Day" shall mean any day on which the Company's common stock is tradable for any period on the electronic marketplace operated by OTC Markets, Inc., or on the principal securities exchange or other securities market on which the Company's common stock is then being traded.

(b) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(b) based on the number of shares of Series B Preferred Stock held by such Holder, the Company shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series B Preferred Stock by the Company upon conversion of Series B Preferred Stock by such Holder.

(c) Reservation of Stock. The Company shall at all times when any shares of Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock.

5. Voting. Except as otherwise expressly provided herein or as required by the law, the Holders of Series B Preferred Stock shall not have voting rights.

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IN WITNESS WHEREOF the undersigned has signed this Designation this 12th day of May, 2017.

THC Therapeutics, Inc.

By:	/s/ Brandon Romanek
Name:	Brandon Romanek
Title:	CEO

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